Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES THIRD QUARTER
FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 22, 2019 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the third quarter ended September 30, 2019.

Highlights for the quarter included the following(1):

•	Total revenue of $222.9 million, a decrease of 8.4% compared with the third quarter of 2018.
•	Freight revenue of $199.8 million (excludes revenue from fuel surcharges), a decrease of 6.9% compared with the third quarter of 2018.
•
Operating loss of $1.9 million and an operating ratio of 100.9%. Adjusted operating loss(2) of $1.2 million and an adjusted operating ratio(2) of 100.6%. This compares with operating income of $16.2 million and an operating ratio of 93.3% and adjusted operating income(2) of $16.9 million and an adjusted operating ratio(2) of 92.1% in the third quarter of 2018.

•
Net loss of $3.2 million, or earnings (loss) per diluted share of ($0.17). This compares with net income of $11.6 million, or earnings per diluted share of $0.63 in the third quarter of 2018. Adjusted net loss(2) of $1.5 million, or adjusted earnings (loss) per diluted share(2) of ($0.08). This compares with adjusted net income(2) of $12.1 million, or adjusted earnings per diluted share(2) of $0.66 per diluted share in the third quarter of 2018.

Chairman and Chief Executive Officer, David R. Parker, commented: “The third quarter marked the first year-over-year period in which our July 2018 acquisition of Landair was included in both results.  The freight environment was much weaker compared with the 2018 quarter, as excess industry-wide trucking capacity and weak shipping demand combined to pressure both freight rates and volumes.  In addition, new and incumbent freight brokers placed additional pressure on the irregular route truckload market by competing for market share based on what we view as unsustainable pricing.  In general, our dedicated Truckload and Managed Freight operations (approximately 59% of our consolidated freight revenue, a significant portion of which is attributable to the Landair acquisition) were profitable and exhibited moderate year-over-year market volatility.   Our irregular route expedited and refrigerated truckload operations exhibited significant volatility and swung to being unprofitable for the quarter, with the largest factors being lower rate per mile and combined insurance and capital cost increases versus the prior year quarter.

“In terms of sequential progression, we believe the freight environment touched a low point during the third quarter and remains muted but not worsening.  Our average freight revenue per tractor per week, which excludes revenue from fuel surcharges, was approximately the same in the second and third quarters of 2019. However, previously announced cost items, primarily in health, workers’ compensation, and casualty insurance accruals, and incentive compensation, negatively impacted our financial results on a sequential basis.  We expect sequential improvement in financial results for the fourth quarter.  Based on falling new truck orders, reports of competitors exiting the industry, and a rapidly building inventory of used trucks on dealers’ lots, we believe the path toward supply and demand equilibrium has begun, assuming economic factors remain constant.”
Management Discussion—Truckload Operations
Mr. Parker continued: “For the quarter, total revenue in our truckload operations decreased to $175.0 million, a decrease of $22.1 million compared with the third quarter of 2018.  This decrease consisted of $16.4 million lower freight revenue and $5.7 million lower fuel surcharge revenue. The $16.4 million decrease in freight revenue primarily related to 9.5% decrease in average freight revenue per truck.

“Average freight revenue per tractor per week decreased to $3,766 during the 2019 quarter from $4,159 during the 2018 quarter. Average freight revenue per total mile decreased by 10.9 cents per mile, or 5.5%, compared to the 2018 quarter and average miles per tractor decreased by 4.2%.  The main factors impacting the decreased utilization was an approximate 160 basis point decrease in the percentage of our total fleet comprised of team-driven trucks and a lower freight demand in relation to industry-wide trucking capacity.  Team-driven trucks decreased to an average of 829 teams (or 27.0% of the total fleet) in the third quarter of 2019 versus an average of 880 teams (or 28.6% of the total fleet) in the third quarter of 2018.

“Salaries, wages and related expenses were relatively consistent year-over-year on a cost per total mile basis. However, driver wages, workers compensation insurance and group health insurance increases were mostly offset by reduced non-driver wages related to lower variable incentive compensation in the current year quarter. On a sequential basis from the second quarter of 2019 to the third quarter of 2019, salaries, wages and related expenses increased 9.9 cents per total mile due primarily to the following items; a) a 4.5 cent per total mile increase in non-driver wages related to the second quarter of 2019 reversal of previously accrued variable incentive compensation expense as reduced earnings had made certain restricted stock and cash incentive programs not probable to be attained, b) a 2.7 cent per total mile increase in workers compensation expense due to increased claims accruals associated with the estimated cost of accidents during the quarter and, c) a 2.6 cent per mile increase in group health insurance costs.

“Net fuel expense increased by 1.7 cents per total mile in the 2019 quarter, primarily as a result of the lack of the favorable fuel hedging activity we experienced in the 2018 quarter totaling $0.6 million of fuel hedge gains. We have not had any fuel hedges in place since December 2018.

“Capital costs (combined depreciation and amortization, leased revenue equipment expense, building rent and interest expense) increased by approximately $2.2 million versus the third quarter of 2018. The main factors were a $1.8 million year-over-year increase in combined depreciation and leased revenue equipment expense, primarily as a result of excessive tractors and trailers that were pulled out of operations but were not yet prepared for sale, and a $0.4 million increase in year-over-year interest expense due to an increase in our total indebtedness, net of cash.  These factors related primarily to a large portion of our annual tractor capital deliveries occurring in the third quarter and difficulty processing all of the disposals.

“Insurance and claims expense increased to 16.7 cents per total mile in the third quarter of 2019 versus 14.5 cents per total mile in the third quarter of 2018 due to an increase in frequency of incidents and inflation in overall expected cost per claim.”

Management Discussion—Non-Asset Based Managed Freight and Other Operations
Mr. Parker offered the following comments concerning the Company’s non-asset based managed freight segment, which consists of freight brokerage, transportation management services (“TMS”), shuttle and switching services, warehousing, and accounts receivable factoring offerings (“Managed Freight”): “For the quarter, Managed Freight’s freight revenue increased 3.4%, to $47.8 million from $46.3 million in the same quarter of 2018. Operating income was $3.7 million for an operating ratio of 92.3%, compared with operating income of $4.2 million and an operating ratio of 90.9% in the third quarter of 2018. In addition, our 49% equity investment in Transport Enterprise Leasing contributed $2.1 million of pre-tax income in the quarter compared with $2.1 million in the third quarter of 2018.”

Capitalization, Liquidity and Capital Expenditures
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “At September 30, 2019, our total indebtedness, net of cash, was approximately $328.8 million, and our stockholders’ equity was $348.4 million, for a ratio of net indebtedness to capitalization of 48.5% compared to a 42.6% ratio as of December 31, 2018. In addition, our leverage ratio (defined as: net indebtedness divided by trailing four quarters’ earnings before interest, taxes, depreciation, amortization, and rental expense) has increased to 2.3x from 1.5x for the period ended December 31, 2018.

“Between December 31, 2018 and September 30, 2019, the Company's total indebtedness, net of cash, increased by approximately $74.2 million when including the present value of operating leases that were not recorded on the balance sheet prior to the adoption of ASC Topic 842, Leases. The impact of the adoption of ASC Topic 842 on leverage ratio as used above was modest because rental expense associated with the right to use assets was included in the denominator of the calculation.
“Our net capital expenditures for the three months ended September 30, 2019, totaled $34.6 million compared to $1.6 million for the prior year period. In the first nine months of 2019, we took delivery of approximately 1,211 new company tractors and disposed of approximately 486 used tractors. Our current tractor fleet plan for full-year 2019 includes the delivery of approximately 1,340 new company tractors and the disposal of approximately 1,200 used tractors. Therefore, we expect to acquire only 129 new tractors, while disposing of 714 used tractors, during the fourth quarter of 2019.  This should result in net proceeds from revenue equipment transactions to reduce our net indebtedness during the fourth quarter of 2019. By the end of 2019, the size of our tractor fleet is expected to be down 4.0% to 5.0% compared to the 3,154 tractors we operated as of December 31, 2018, depending on our ability to hire and retain professional drivers to seat our tractors.”

Outlook
Mr. Cribbs commented on the Company’s outlook: “For the fourth quarter of 2019, we expect to remain an important provider in our customers’ peak season supply chains.  However, given the current imbalance of capacity and demand, we expect pricing and volume levels to remain subdued compared with the last several holiday peak seasons. Our focus will be on identifying opportunities to improve the performance of our one-way truckload service offerings and adding more predictable long-term contracts in our dedicated truckload, transportation management and warehousing service offerings. Barring unforeseen circumstances, we expect our combined insurance and capital costs to decrease sequentially as compared to the third quarter of 2019 and anticipate our consolidated adjusted net income to improve sequentially to a profitable level in the fourth quarter of 2019.”

Conference Call Information
The Company will host a live conference call tomorrow, October 23, 2019, at 11:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG3.  An audio replay will be available for one week following the call at 877-919-4059, access code 41015891. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com/investors under the icon “Earnings Info.”

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; Landair Transport and Landair Logistics of Greeneville, Tennessee; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

(1) For information regarding comparability of the reported results due to the acquisition of Landair Holdings and its subsidiaries (“Landair”), refer to footnote (2) of the Non-GAAP Reconciliation (Unaudited) schedules included with this release.
(2) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income (loss) and earnings (loss) per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss) and adjusted earnings (loss) per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss) and adjusted diluted earnings (loss) per share are not substitutes for operating income (loss), operating ratio, net income (loss) and earnings (loss) per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income (loss) and earnings (loss) per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss) and adjusted diluted earnings (loss) per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss) and adjusted earnings (loss) per diluted share should not be considered measures of income (loss) generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “focus,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to our business model, expected business, industry-wide capacity and supply and demand, the freight environment, expected financial results for the fourth quarter, and our tractor fleet plan, including acquisitions, dispositions, use of proceeds therefrom, and fleet size, as well as the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during the remainder of 2019, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; government regulations imposed on our captive insurance companies; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to respond to changes in our industry or business in light of our substantial indebtedness and lease obligations; our ability to sustain or increase profitability in the future; the risks related to our receivables factoring arrangements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry;  decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts;  interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; our ability to retain our key employees; the risks associated with engaging independent contractors to provide a portion of our capacity; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; our dependence on third-party providers, particularly in our Managed Freight segment; regulatory requirements that increase costs, decrease efficiency, or impact the availability or effective driving time of our drivers and other drivers in the industry, including the terms and exemptions from hours-of-service and electronic log requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program applicable to driver standards and the methodology for determining a carrier’s Department of Transportation safety rating; the proper functioning and availability of our management information and communication systems and other information technology assets; volatility of our stock price; remediation of a material weakness in our internal controls, including our ability to remediate the material weakness by December 31, 2019; our ability to implement internal controls at Landair, including our ability to implement internal controls at Landair by December 31, 2019; impairment of goodwill and other intangible assets; our ability to effectively manage the challenges associated with doing business internationally; future outcomes of litigation; uncertainties in the interpretation of the 2017 Tax Cuts and Jobs Act and other tax laws; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations (including our acquisition of Landair); our ability to achieve our strategic plan; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; and future share repurchases, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer
RCribbs@covenanttransport.com

For copies of Company information contact:
Theresa Ives, Executive Administrative Assistant
TIves@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
($000s, except per share data)	2019	2018	% Change	2019	2018	% Change
Freight revenue	$199,832	$214,623	-6.9%	$590,511	$535,721	10.2%
Fuel surcharge revenue	23,082	28,680		70,882	77,466
Total revenue	$222,914	$243,303	-8.4%	$661,393	$613,187	7.9%

Operating expenses:
Salaries, wages, and related expenses	84,093	86,249		239,376	211,621
Fuel expense	28,812	33,428		85,859	89,817
Operations and maintenance	14,742	16,457		44,814	40,783
Revenue equipment rentals and purchased transportation	50,428	47,445		146,267	115,525
Operating taxes and licenses	3,170	3,377		9,719	8,649
Insurance and claims	14,051	12,675		35,758	31,269
Communications and utilities	1,791	1,810		5,269	5,216
General supplies and expenses	7,685	6,391		21,701	16,833
Depreciation and amortization, including gains and losses on disposition of property and equipment	20,073	19,290		60,291	56,803
Total operating expenses	224,845	227,122		649,054	576,516
Operating income (loss)	(1,931)	16,181		12,339	36,671
Interest expense, net	2,992	2,460		8,121	6,360
Income from equity method investment	(2,138)	(2,142)		(7,548)	(5,407)
Income (loss) before income taxes	(2,785)	15,863		11,766	35,718
Income tax expense	404	4,249		4,451	9,716
Net income (loss)	$(3,189)	$11,614		$7,315	$26,002

Basic earnings (loss) per share	$(0.17)	$0.63		$0.40	$1.42
Diluted earnings (loss) per share	$(0.17)	$0.63		$0.39	$1.41
Basic weighted average shares outstanding (000s)	18,458	18,343		18,426	18,337
Diluted weighted average shares outstanding (000s)	18,719	18,497		18,620	18,448

	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
	2019	2018	% Change	2019	2018	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based truckload revenues	$152,007	$168,373	-9.7%	$452,596	$444,846	1.7%
Managed freight revenues	47,825	46,250	3.4%	137,915	90,875	51.8%
Freight revenue	$199,832	$214,623	-6.9%	$590,511	$535,721	10.2%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$2.054	$2.160	-4.9%	$2.063	$2.051	0.6%
Average freight revenue per total mile	$1.858	$1.967	-5.5%	$1.862	$1.870	-0.5%
Average freight revenue per tractor per week	$3,766	$4,159	-9.5%	$3,752	$4,149	-9.6%
Average miles per tractor per period	26,638	27,797	-4.2%	78,609	86,523	-9.1%
Weighted avg. tractors for period	3,071	3,080	-0.3%	3,093	2,749	12.5%
Tractors at end of period	3,008	3,077	-2.2%	3,008	3,077	-2.2%
Trailers at end of period	6,822	7,260	-6.0%	6,822	7,260	-6.0%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	9/30/19	12/31/18
Total assets	$901,607	$773,524
Total stockholders' equity	$348,433	$343,142
Total indebtedness, net of cash	$328,784	$254,544
Net Indebtedness to Capitalization Ratio	48.5%	42.6%
Tangible book value per basic share	$14.94	$14.65

Covenant Transportation Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1) (2)

(Dollars in thousands)	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
GAAP Presentation	2019	2018	bps Change	2019	2018	bps Change
Total revenue	$222,914	$243,303		$661,393	$613,187
Total operating expenses	224,845	227,122		649,054	576,516
Operating income (loss)	$(1,931)	$16,181		$12,339	$36,671
Operating ratio	100.9%	93.3%	760	98.1%	94.0%	410

Non-GAAP Presentation	2019	2018	bps Change	2019	2018	bps Change
Total revenue	$222,914	$243,303		$661,393	$613,187
Fuel surcharge revenue	(23,082)	(28,680)		(70,882)	(77,466)
Freight revenue (total revenue, excluding fuel surcharge)	199,832	214,623		590,511	535,721

Total operating expenses	224,845	227,122		649,054	576,516
Adjusted for:
Fuel surcharge revenue	(23,082)	(28,680)		(70,882)	(77,466)
Amortization of intangibles (3)	(731)	(731)		(2,192)	(731)
Adjusted operating expenses	201,032	197,711		575,980	498,319
Adjusted operating income (loss)	(1,200)	16,912		14,531	37,402
Adjusted operating ratio	100.6%	92.1%	850	97.5%	93.0%	450

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) The reported results do not include the results of operations of Landair Holdings and its subsidiaries ("Landair") prior to its acquisition by Covenant Transportation Group on July 3, 2018 in accordance with the accounting treatment applicable to the transaction.

(3) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the July 3, 2018 acquisition of Landair.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1) (2)

(Dollars in thousands)	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2019	2018	2019	2018
GAAP Presentation - Net income (loss)	$(3,189)	$11,614	$7,315	$26,002
Adjusted for:
Income tax expense	404	4,249	4,451	9,716
Income (loss) before income taxes	(2,785)	15,863	11,766	35,718
Amortization of intangibles (3)	731	731	2,192	731
Adjusted income (loss) before income taxes	(2,054)	16,594	13,958	36,449
Provision for income tax expense at effective rate	(298)	(4,445)	(5,280)	(9,915)
Impact of federal income tax adjustments (4)	849	-	849	-
Non-GAAP Presentation - Adjusted net income (loss)	$(1,504)	$12,149	$9,526	$26,534

GAAP Presentation - Diluted earnings (loss) per share ("EPS")	$(0.17)	$0.63	$0.39	$1.41
Adjusted for:
Income tax expense	0.02	0.23	0.24	0.53
Income (loss) before income taxes	(0.15)	0.86	0.63	1.94
Amortization of intangibles (3)	0.04	0.04	0.12	0.04
Adjusted income (loss) before income taxes	(0.11)	0.90	0.75	1.98
Provision for income tax expense at effective rate	(0.02)	(0.24)	(0.28)	(0.54)
Impact of federal income tax adjustments (4)	0.05	-	0.05	-
Non-GAAP Presentation - Adjusted EPS	$(0.08)	$0.66	$0.51	$1.44

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) The reported results do not include the results of operations of Landair Holdings and its subsidiaries ("Landair") on and prior to its acquisition by Covenant Transportation Group on July 3, 2018 in accordance with the accounting treatment applicable to the transaction.

(3) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the July 3, 2018 acquisition of Landair.
(4) "Impact of federal income tax adjustments" represents the non-cash reversal of a portion of a previously recorded federal income tax credit that was settled with the IRS during the third quarter of 2019 totaling $455 and the recording of a reserve for an uncertain tax position that was previously recorded as a tax benefit in a prior year totaling $394, where new information effected the tax position.

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